Filed Pursuant to Rule 433
Registration No. 333-134553

Final Note Terms
15YR NC 1YR NON-Inversion Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (A1, A+, A+)

Principal Amount:	US$5,000,000

CUSIP:	52517P2R1

Trade Date:	May 29, 2007

Issue Date:	June 20, 2007

Maturity Date:	June 20, 2022, subject to Issuer’s Call Option.

Issue Price:	100.0%

Redemption Price:	100.0%

Interest Rate:	8.40% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%

Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Business Day
Convention /
Daycount Basis:	Unadjusted, modified following, 30/360

Interest Payment
Dates:	Quarterly on the 20th of each March, June, September and December, commencing September 20, 2007, and ending on the Maturity Date, subject to Issuer’s Call Option

Interest Accrual Factor:

For any Interest Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.00% during that Interest Period, divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REF:	For any day in an Interest Period (subject to the Rate Cut Off):

SPREAD REF = 30yr CMS Rate - 2yr CMS Rate

30yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 30 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day.  If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day.  If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Issuer’s Call Option:

The Issuer has the right on every Interest Payment Date commencing on or after June 20, 2008, provided that the Issuer gives 5 Business Days notice to the investor, to call the Notes in whole or in part at the Redemption Price.  All amounts that may otherwise be payable following the call date shall cease to be payable. Notwithstanding the above, all payments due on the call date shall be made in full regardless of any calling of the Note by the Issuer.

Business Days:	New York

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Denomination:	US$1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Historical Levels of the 30yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 30yr CMS Rate and the 2yr CMS Rate in effect on the Trade Date and the hypothetical historical Interest Payment Dates listed below; the Interest Rate payable on any Interest Payment Date for the Notes, however, will be determined based on the 30yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 30yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 30yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 30yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	30yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 30yr CMS Rate – 2yr CMS Rate (in %)
5/29/007	5.598	5.287	0.311
3/20/2007	5.259	5.002	0.257
12/20/2006	5.240	5.075	0.165
9/20/2006	5.377	5.234	0.143
6/20/2006	5.804	5.652	0.152
3/20/2006	5.279	5.077	0.202
12/20/2005	5.186	4.872	0.314
9/20/2005	4.968	4.372	0.596
6/20/2005	4.811	4.069	0.742
3/21/2005	5.319	4.123	1.196
12/20/2004	5.214	3.440	1.774
9/20/2004	5.201	2.791	2.410
6/21/2004	5.768	3.183	2.585
3/22/2004	4.961	1.802	3.159
12/22/2003	5.294	2.164	3.130
9/22/2003	5.460	1.982	3.478
6/20/2003	4.751	1.403	3.348
3/20/2003	5.279	2.024	3.255
12/20/2002	5.258	2.081	3.177
9/20/2002	5.166	2.358	2.808
6/20/2002	5.942	3.321	2.621
3/20/2002	6.416	4.113	2.303
12/20/2001	6.184	3.590	2.594

9/20/2001	6.118	3.478	2.640
6/20/2001	6.433	4.524	1.909
3/20/2001	6.072	4.829	1.243
12/20/2000	6.242	5.893	0.349
9/20/2000	7.135	6.787	0.348
6/20/2000	7.269	7.223	0.046
3/20/2000	7.246	7.093	0.153
12/20/1999	7.333	6.783	0.550
9/20/1999	7.063	6.228	0.835
6/21/1999	6.754	6.018	0.736
3/22/1999	6.226	5.519	0.707
12/21/1998	5.777	5.087	0.690
9/21/1998	5.928	5.165	0.763
6/22/1998	6.105	5.847	0.258
3/20/1998	6.275	5.860	0.415
12/22/1997	6.286	6.021	0.265
9/22/1997	6.689	6.098	0.591
6/20/1997	6.982	6.279	0.703
3/20/1997	7.295	6.480	0.815
12/20/1996	6.938	6.002	0.936
9/20/1996	7.443	6.430	1.013
6/20/1996	7.527	6.574	0.953
3/20/1996	7.074	5.943	1.131
12/20/1995	6.491	5.453	1.038
9/20/1995	6.881	5.877	1.004
6/20/1995	7.022	5.905	1.117
3/20/1995	7.868	6.951	0.917
12/20/1994	8.373	7.992	0.381
9/20/1994	8.330	6.687	1.643
6/20/1994	8.049	6.163	1.886
3/21/1994	7.521	5.364	2.157
12/20/1993	6.964	4.343	2.621
9/20/1993	6.711	4.035	2.676
6/21/1993	7.445	4.348	3.097
3/22/1993	7.605	4.133	3.472
12/21/1992	7.752	4.926	2.826
9/21/1992	7.681	4.062	3.619